UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 19, 2009

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 19, 2010, the Company filed a registration statement on Form S-3 for a rights offering in which stockholders will receive transferable rights to purchase additional shares of Tejon common stock at a discount from the market price at the time the offering commences. The rights will be issued to all shareholders as of a record date, which has yet to be determined. The subscription price has also yet to be determined. Tejon will provide notice of the record date and subscription price in the future at such time as they are determined. Assuming the rights offering is fully subscribed, Tejon currently expects the gross proceeds of the offering to be approximately $50 million.

The proposed offering will also include an over-subscription privilege, which will entitle a stockholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If the rights offering is over-subscribed, Tejon may, elect to offer a number of additional shares to fulfill over-subscription requests such that the maximum gross proceeds in the offering would be approximately $60 million.

The net proceeds of the offering will be used to provide additional working capital for general corporate purposes, including to fund entitlement and development activities and to continue our investment into new water assets and water facilities.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits (Furnished Pursuant to Item 12).

99.1	Press Release of the Company dated April 19, 2010, announcing the Company’s plans for a rights offering to stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2010	TEJON RANCH CO.

	By:	/s/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Senior Vice President, and Chief Financial Officer

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